EXHIBIT 99.1

News Release

Contacts:
FormFactor, Inc.	Sapphire Investor Relations, LLC
Ron C. Foster	Erica Mannion
Chief Financial Officer	Investor Relations
(925) 290-4023	(415) 399-9345

FOR IMMEDIATE RELEASE

FormFactor, Inc. Announces 2005 First Quarter Financial Results

Quarterly revenues of $51.0 million, up 10.5% sequentially and up 37% year over year;
EPS of $0.12.

LIVERMORE, CA — April 20, 2005 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the first quarter of fiscal year 2005, ended March 26, 2005. Quarterly revenues were $51.0 million, up 10.5% from $46.1 million in the fourth quarter of fiscal year 2004, and up 37.3% from $37.1 million for the first quarter of fiscal year 2004.

Operating income for the first quarter of fiscal year 2005 was 13.1% of revenues, compared to 11.3% for the fourth quarter of fiscal year 2004, due to higher revenues. Operating income for the first quarter of fiscal year 2005 and for the fourth quarter of fiscal 2004 was reduced by startup costs related to the new manufacturing facility of $4.4 million and $2.9 million, respectively. Operating income for the first quarter of fiscal year 2004 was 22.0% of revenues.

Net income for the first quarter of fiscal year 2005 was $4.9 million or $0.12 per share on a fully diluted basis, compared to $5.8 million or $0.14 per share on a fully diluted basis for the fourth quarter of fiscal year 2004, and $5.1 million or $0.13 per share on a fully diluted basis for the first quarter of fiscal year 2004.

Bookings of $50.9 million for the first quarter of fiscal year 2005 increased 24.9% from $40.7 million for the fourth quarter of fiscal year 2004 and were up 1.6% from $50.0 million for the first quarter of fiscal year 2004.

Igor Khandros, CEO of FormFactor stated, “Following 81% year over year growth in 2004, we have begun 2005 with solid operating performance, while staying on track with the ramp up of our new facility.” In addition, Joe Bronson, President stated, “Our customer product qualifications are proceeding to plan and customers have been impressed with the new facility and its capabilities. Additionally, our existing factory momentum has enabled us to improve on time delivery and order cycle time to our customers.”

The Company has posted a factory transition analysis and its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investor section of the Company’s website at www.formfactor.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until April 24, 2005 at 9:00 p.m. PDT and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and entering confirmation code 5382958.

About FormFactor:
FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The Company’s products are based on its proprietary technologies, including its MicroSpring interconnect technology and design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the Company’s website at www.formfactor.com.

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FormFactor and MicroSpring are registered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, future growth and the performance of our products. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the demand for certain semiconductor devices; the rate at which semiconductor manufacturers make the transition to 110 and sub-110 nanometer technology nodes and to 300mm fabrication facilities, and implement tooling cycles; and the Company’s ability to efficiently transition into its new manufacturing facility. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the Company’s Form 10-K for the period ending December 25, 2004, filed with the Securities and Exchange Commission (“SEC”), and other SEC filings. Copies of SEC filings made by the Company are available at http://investors.formfactor.com/edgar.cfm. The Company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORMFACTOR, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended
	March 26, 2005	March 27, 2004

(In thousands, except per share data)
Revenues	$50,965	$37,118
Cost of revenues	28,691	18,026
Stock-based compensation	144	155

Gross margin	22,130	18,937

Operating expenses:
Research and development	5,668	4,349
Selling, general and administrative	9,196	5,874
Stock-based compensation	610	552

Total operating expenses	15,474	10,775

Operating income	6,656	8,162
Interest income	816	533
Other income (expense), net	87	(395)

	903	138
Income before income taxes	7,559	8,300
Provision for income taxes	(2,648)	(3,197)

Net income	$4,911	$5,103

Net income per share:
Basic	$0.13	$0.14

Diluted	$0.12	$0.13

Weighted-average number of shares used in per share calculations:
Basic	39,018	37,083

Diluted	41,197	40,231

FORMFACTOR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	March 26,	December 25,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,001	$34,836
Marketable securities	166,474	156,647
Accounts receivable, net of allowance for doubtful accounts of $41 in 2004 and $41 in 2005	28,643	25,054
Inventories, net	10,354	11,232
Deferred tax assets	7,587	7,587
Prepaid expenses and other current assets	6,295	4,760

Total current assets	242,354	240,116
Restricted cash	2,250	2,250
Property and equipment, net	63,708	59,356
Deferred tax assets	570	570
Other assets	684	274

Total assets	$309,566	$302,566

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$14,683	$17,556
Accrued liabilities	15,132	14,685
Deferred revenue and customer advances	2,463	2,770

Total current liabilities	32,278	35,011
Deferred revenue and customer advances	135	195
Deferred rent	2,423	2,185

Total liabilities	34,836	37,391

Stockholders’ equity:
Common stock, $0.001 par value	39	39
Additional paid in capital	253,195	249,149
Deferred stock-based compensation, net	(4,928)	(5,413)
Accumulated other comprehensive loss	(617)	(730)
Retained earnings	27,041	22,130

Total stockholders’ equity	274,730	265,175

Total liabilities and stockholder’s equity	$309,566	$302,566